Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports Fourth Quarter and Full Fiscal Year 2023 Financial Results
Gross Profit Margin for Fiscal Year 2023 Increased to 8.1% from 7.7% in Prior-Year

Banana Segment Gross Margin for Fiscal Year 2023 Up 250 Basis Points Compared with Prior-Year

Company Exploring Strategic Alternatives for Mann Packing Operation

Long-Term Debt Reduced by $140 Million or 26% to $400 million at End of Fiscal Year 2023

Company Increased Quarterly Dividend by 25% for Second Consecutive Year

CORAL GABLES, FL. - February 26, 2024 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the fourth quarter and the full fiscal year ended December 29, 2023.
"We are pleased with many aspects of our full year 2023 results including our strong gross margins and cash flow which enabled us to have strong full year adjusted earnings per share growth, reduce our long-term debt by $140 million to end the year with an adjusted leverage ratio of 1.7x and continue to return value to shareholders by increasing our dividend 25% for the second year in a row. Our ability to control costs and sell underutilized assets for $120 million in 2023 allowed us to achieve the Company's highest full year gross profit and margin since 2016,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer.
Mr. Abu-Ghazaleh added, "During the fall of this year, we conducted a strategic review and assessed our operational priorities of our North America operations, including Mann Packing. Preliminary findings of this review were finalized in the fourth quarter. As a result of this strategic review and other factors, we recorded a non-cash impairment of $131.2 million in the quarter, primarily related to our Mann Packing operation. We are exploring strategic alternatives for this business while continuing to focus on improving profitability in all areas of our business, including innovations and strategic partnerships, in addition to controlling our costs this next fiscal year."

Financial highlights for the fourth quarter 2023:
Net sales for the fourth quarter of 2023 was $1,008.6 million compared with $1,040.0 million in the prior-year period. The decrease in net sales was driven by lower net sales of banana and other products and services segments. This was partially offset by higher net sales in the fresh and value-added product segment driven by higher per unit selling prices across most products, principally non-tropical fruit, avocados, fresh-cut fruit and vegetables, and pineapples.

Gross profit for the fourth quarter of 2023 was $62.5 million compared with $81.7 million in the prior-year period. The decrease to gross profit was a result of lower net sales, coupled with higher per unit production costs driven by the negative impact of exchange rate fluctuations principally versus a stronger Costa Rican colon, partially offset by lower per unit distribution and ocean freight costs.

Adjusted gross profit(1) for the fourth quarter 2023 was $56.2 million compared with $81.7 million in the prior-year period. Adjusted gross profit for the fourth quarter excludes $(6.3) million of other product-related credits primarily related to $(6.9) million of insurance recoveries and recovery of inventory written-off due to severe flooding caused by heavy rainstorms in Greece during the third quarter of 2023, partially offset by inventory write-offs of $0.6 million as a result of reroutes of shipments impacted by conflict in the Red Sea. There were no other product-related charges in the fourth quarter 2022.

(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
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Operating loss for the fourth quarter of 2023 was $(113.4) million compared with operating income of $31.2 million in the prior-year period. Operating losses were driven by a $133.8 million non-cash asset impairment charge, primarily pertaining to long-lived assets in North America in the fresh and value-added product segment and goodwill in our prepared foods reporting unit.

Adjusted operating income(1) for the fourth quarter of 2023 was $12.0 million compared with $34.2 million in the prior-year period. Adjusted operating income excludes the above-mentioned $133.8 million non-cash asset impairment, a $(6.3) million other product-related credit, and a gain on asset sale of $2.1 million primarily related to the sale of a vessel. In the prior-year period, Adjusted operating income excluded a $3.3 million asset impairment principally due to banana-related fixed assets in the Philippines due to flooding from heavy rainfall and a gain on asset sale of $0.3 million related to the sale of vehicles in the Middle East.

FDP net loss(2) for the fourth quarter of 2023 was $(106.4) million compared with FDP net income of $18.3 million in the prior-year period and Adjusted FDP net income(1) was $11.8 million compared with $21.5 million in the prior-year period. Adjusted FDP net income for the fourth quarter of 2023 excludes the above-mentioned other product-related credit, asset impairment and other charges, and gain on sale of assets, net of tax effect. In the prior-year period, Adjusted FDP net income excludes asset impairment and other charges, gain on sale of assets, net of tax effect.

Financial highlights for the full fiscal year 2023:
For full fiscal year 2023, net sales was $4,320.7 million compared with $4,442.3 million in the prior-year period. Net sales were primarily impacted by lower sales volumes in all segments, partially offset by higher per unit selling prices for the banana and fresh and value-added products segments, despite a negative impact of exchange rate for the Japanese yen, Korean won, and British pound. The negative impact of fluctuations in exchange rates was partially mitigated by our foreign currency hedges.
For full fiscal year 2023, gross profit was $350.7 million compared with $340.2 million in the prior-year period. The increase to gross profit was primarily driven by higher per unit selling prices in the banana and fresh and value-added products coupled with lower distribution costs, partially offset by higher per unit production costs driven by the negative impact of a stronger Costa Rican colon.
Adjusted gross profit for full fiscal year 2023 was $354.5 million compared with $340.2 million in the prior-year period. Adjusted gross profit for full fiscal year 2023 excludes $3.8 million of other product-related charges primarily related to $1.5 million of inventory write-off due to the sale of two distribution centers in Saudi Arabia, $1.4 million of inventory write-off and clean-up cost, net of insurance recoveries, tied to the flooding of a seasonal production facility in Greece, and $0.6 million of inventory write-offs due to shipment rerouting impacted by the conflict in the Red Sea. There were no other product-related charges in 2022.
For the full fiscal year 2023, operating income was $58.5 million compared with $156.3 million in the prior-year period. The decrease was driven by a $143.4 million asset impairment and other charge pertaining to the asset impairment in the fourth quarter, partially offset by higher gross profit and $40.4 million gain on asset sales related to the sale of two distribution centers in Saudi Arabia, sale of an idle facility in North America, sale of the plastics business in South America, sale of two carrier vessels, and sale of land assets in South and Central America.
For the full fiscal year 2023, Adjusted operating income was $165.3 million compared with $149.2 million in the prior-year period which excludes the above-mentioned other product-related charges, asset impairment charges, and gains on asset sales. The year-over-year Adjusted operating income increase was primarily driven by higher gross profit.
For the full fiscal year 2023, FDP net loss was $(11.4) million compared with FDP net income of $98.6 million in the prior-year period and Adjusted FDP net income was $101.7 million compared with $94.3 million in the prior-year period. Adjusted FDP net income for the full fiscal year 2023 excludes the above-mentioned other product-related charges, asset impairment and other charges and gain on sale of assets, net of tax effect. In the prior-year period, Adjusted FDP net income excludes asset impairment and other charge and gain on sale of assets, net of tax effect.
(2) "FDP net income/loss" as referenced throughout this release is defined as Net income/loss attributable to Fresh Del Monte Produce Inc.
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Fourth Quarter and Full Fiscal Year 2023 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions, except for Gross Margin) - (Unaudited)

	Quarters ended
	December 29, 2023					December 30, 2022
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$582.8	58%	$22.0	35%	3.8%	$576.9	55%	$34.1	42%	5.9%
Banana	379.6	38%	37.6	60%	9.9%	403.8	39%	38.1	47%	9.4%
Other products and services	46.2	4%	2.9	5%	6.3%	59.3	6%	9.5	11%	16.0%
	$1,008.6	100%	$62.5	100%	6.2%	$1,040.0	100%	$81.7	100%	7.9%

	Years ended
	December 29, 2023					December 30, 2022
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$2,477.8	57%	$167.3	48%	6.8%	$2,581.8	58%	$183.0	54%	7.1%
Banana	1,638.2	38%	163.3	47%	10.0%	1,619.8	37%	120.7	35%	7.5%
Other products and services	204.7	5%	20.1	5%	9.8%	240.7	5%	36.5	11%	15.2%
	$4,320.7	100%	$350.7	100%	8.1%	$4,442.3	100%	$340.2	100%	7.7%

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Fresh Del Monte Produce Inc.

Fourth Quarter 2023 Business Segment Performance
Fresh and Value-Added Products
Net sales for the fourth quarter of 2023 increased by $5.9 million, or 1%, when compared with the prior-year period primarily driven by higher per unit selling price and sales volume of pineapple driven by increased demand of the specialty pineapples, Honeyglow® and Pinkglow®, and higher per unit selling prices of avocados and non-tropical fruit, partially offset by lower net sales of vegetables and prepared foods due to lower per unit selling prices.
Gross profit for the fourth quarter of 2023 was $22.0 million compared with $34.1 million in the prior-year period. The impact to gross profit was primarily driven by lower vegetable net sales, higher per unit production, distribution, and ocean freight costs, driven by the negative impact of fluctuations in exchange rates, principally versus a stronger Costa Rica colon, partially offset by higher net sales. As result of these factors, gross margin decreased to 3.8% from 5.9%. Gross profit for the fresh and value-added segment included $6.3 million of other-product related credits primarily related to insurance and inventory recoveries from the flooding of a seasonal production facility in Greece, partially offset by an inventory write-off of $0.6 million due to shipment rerouting from the conflict in the Red Sea.
Banana
Net sales for the fourth quarter of 2023 was $379.6 million compared with $403.8 million in the prior-year period primarily driven by lower sales volume and per unit selling prices in North America, partially offset by a stronger fourth quarter European market.

Gross profit for the fourth quarter of 2023 slightly decreased to $37.6 million from $38.1 million in the prior-year period primarily driven by lower net sales and higher per unit production costs, offset by lower distribution costs. As a result of this, gross margin increased to 9.9% from 9.4% in the prior-year period.

Other products and services

Net sales for the fourth quarter of 2023 was $46.2 million compared with $59.3 million in the prior-year period mainly due to lower net sales of third-party ocean freight services driven by softened global demand.

Gross profit for the fourth quarter of 2023 was $2.9 million compared with $9.5 million in the prior-year period primarily due to lower net sales.

Full Fiscal Year 2023 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)
Fresh and Value-Added Products

Net sales for full fiscal year 2023 were $2,477.8 million compared with $2,581.8 million in the prior-year period. The decrease in net sales was driven by lower sales volume across most product categories, excluding pineapples and avocados which had higher volumes, lower avocado pricing due to prior-year pricing volatility, and the negative impact of fluctuations in exchange rates mainly versus the Japanese yen, partially offset by higher per unit selling prices across most other product categories.
Gross profit for full fiscal year 2023 was $167.3 million compared with $183.0 million in the prior-year period. Gross profit was negatively impacted by lower net sales and the negative fluctuations of exchange rates versus the Costa Rican colon and Mexican peso, partially offset by lower distribution, fuel, and ocean and inland freight costs. Gross margin slightly decreased to 6.8% in 2023 from 7.1% in 2022.

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Banana
Net sales for full fiscal year 2023 were $1,638.2 million compared with $1,619.8 million in the prior-year period. The increase in net sales was driven by higher per unit selling prices in Europe partially offset by lower volumes and the negative impact of exchange rate fluctuations mainly versus the Japanese yen, Korean won, and euro.
Gross profit for full fiscal year 2023 increased 35.3% to $163.3 million compared with $120.7 million in the prior-year period. The increase in gross profit was driven by higher net sales, specifically by higher per unit selling prices in Europe and lower distribution costs, including ocean and inland freight. Partially offsetting the increase in gross profit was higher per unit production cost mainly due to negative fluctuation in exchanges rates in Costa Rica. Gross margin increased to 10.0% in 2023 from 7.5% in 2022.
Other products and services
Net sales for full fiscal year 2023 were $204.7 million compared with $240.7 million in 2022 mainly due to lower net sales of third-party ocean freight services as a result of lower rates and volumes driven by softened global demand.
Gross profit for full fiscal year 2023 was $20.1 million compared with $36.5 million in 2022 mainly due to lower net sales. As a result, gross margin decreased to 9.8% from 15.2% in the prior-year period.
Cash Flows
Net cash provided by operating activities for full fiscal year 2023 was $177.9 million. The increase in net cash provided by operating activities was principally attributable to working capital fluctuations, primarily a reduction in inventories as compared to prior year, largely driven by lower levels of purchases of key raw materials and packaging supplies as compared to prior year due to efforts to secure costs and availability during that period.
Long Term Debt
Long term debt as of the end of 2023 decreased to $400.0 million from $539.8 million as of the prior-year end.
Quarterly Cash Dividend
The Company's Board of Directors declared on February 23, 2024, an increase to the quarterly cash dividend to $0.25 per share, payable on March 29, 2024, to shareholders of record on March 7, 2024.
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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Year ended

Statement of Operations:	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net sales	$1,008.6	$1,040.0	$4,320.7	$4,442.3
Cost of products sold	952.4	958.3	3,966.2	4,102.1
Other product-related (credits) charges	(6.3)	—	3.8	—
Gross profit	62.5	81.7	350.7	340.2
Selling, general and administrative expenses	44.2	47.5	186.7	186.8
Gain (loss) on disposal of property, plant and equipment, net	2.1	0.3	37.9	(1.9)
Asset impairment and other charges (credits), net	133.8	3.3	143.4	(4.8)
Operating income (loss)	(113.4)	31.2	58.5	156.3
Interest expense	3.7	7.2	24.1	24.4
Interest income	0.3	0.6	1.4	0.7
Other (income) expense, net	(3.5)	(0.9)	19.3	14.8
Income (loss) before income taxes	(113.3)	25.5	16.5	117.8
Income tax (benefit) provision	(6.8)	6.1	18.1	20.1
Net (loss) income	$(106.5)	$19.4	$(1.6)	$97.7
Less: Net (loss) income attributable to redeemable and noncontrolling interests	(0.1)	1.1	9.8	(0.9)
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(106.4)	$18.3	$(11.4)	$98.6
Earnings per share(1):
Basic	$(2.22)	$0.38	$(0.24)	$2.06
Diluted	$(2.22)	$0.38	$(0.24)	$2.06
Dividends declared per ordinary share	$0.20	$0.15	$0.75	$0.60
Weighted average number of ordinary shares:
Basic	47,868,948	47,837,743	47,979,143	47,790,920
Diluted	47,868,948	48,046,374	47,979,143	47,943,464
(1) Earnings per share ("EPS") is calculated based on Net (loss) income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 29, 2023	December 30, 2022
Assets
Current assets:
Cash and cash equivalents	$33.8	$17.2
Trade accounts receivable, net	387.0	373.5
Other accounts receivable, net	95.1	91.0
Inventories, net	599.9	669.0
Assets held for sale	4.5	67.3
Prepaid expenses and other current assets	24.0	23.4
Total current assets	1,144.3	1,241.4

Investment in and advances to unconsolidated companies	22.2	18.0
Property, plant and equipment, net	1,256.4	1,309.5
Operating lease right-of-use assets	213.8	213.8
Goodwill	401.9	422.9
Intangible assets, net	33.3	135.0
Deferred income taxes	51.5	47.4
Other noncurrent assets	60.7	70.9
Total assets	$3,184.1	$3,458.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$479.0	$549.9
Current maturities of debt and finance leases	1.4	1.3
Current maturities of operating leases	48.6	41.6
Income taxes and other taxes payable	11.6	14.2
Total current liabilities	540.6	607.0

Long-term debt and finance leases	406.1	547.1
Operating leases, less current maturities	142.1	147.3
Retirement benefits	82.3	82.4
Other noncurrent liabilities	27.6	28.5
Deferred income taxes	72.7	71.6
Total liabilities	1,271.4	1,483.9
Commitments and contingencies
Redeemable noncontrolling interest	—	49.4
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	597.7	548.1
Retained earnings	1,341.4	1,397.6
Accumulated other comprehensive loss	(43.3)	(41.5)
Total Fresh Del Monte Produce Inc. shareholders' equity	1,896.3	1,904.7
Noncontrolling interests	16.4	20.9
Total shareholders' equity	1,912.7	1,925.6
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,184.1	$3,458.9

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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 29, 2023	December 30, 2022
Operating activities:
Net (loss) income	$(1.6)	$97.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	84.8	92.5
Amortization of debt issuance costs	0.5	0.6
Share-based compensation expense	9.9	6.9
Asset impairments	141.3	3.5
Change in uncertain tax positions	1.5	1.7
(Gain) loss on disposal of property, plant and equipment, net	(37.9)	1.9
Deferred income taxes	(3.8)	2.5
Adjustment of Kunia Well Site liability	—	(9.9)
Gain on release of cumulative translation adjustment	(2.4)	—
Other, net	(1.3)	1.6
Changes in operating assets and liabilities:
Receivables	(19.3)	(37.4)
Inventories	64.7	(72.1)
Prepaid expenses and other current assets	1.7	(0.2)
Accounts payable and accrued expenses	(64.1)	(17.8)
Other noncurrent assets and liabilities	3.9	(9.7)
Net cash provided by operating activities	177.9	61.8

Investing activities:
Capital expenditures	(57.7)	(48.1)
Investments in unconsolidated companies	(5.3)	(9.7)
Proceeds from sales of property, plant and equipment and subsidiary	119.9	8.7
Cash paid from derivatives not designated as hedges	—	(0.2)
Other investing activities	(0.5)	0.2
Net cash provided by (used in) investing activities	56.4	(49.1)

Financing activities:
Proceeds from debt	590.5	1,066.3
Payments on debt	(730.3)	(1,045.6)
Distributions to noncontrolling interests	(17.9)	(0.9)
Purchase of redeemable noncontrolling interest	(5.2)	—
Share-based awards settled in cash for taxes	(0.8)	(1.6)
Dividends paid	(35.9)	(28.7)
Repurchase and retirement of ordinary shares	(11.8)	—
Other financing activities	(2.1)	(1.5)
Net cash used in financing activities	(213.5)	(12.0)
Effect of exchange rate changes on cash	(4.2)	0.4
Net increase in cash and cash equivalents	16.6	1.1
Cash and cash equivalents, beginning	17.2	16.1
Cash and cash equivalents, ending	$33.8	$17.2

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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to asset impairment and other charges (credits), net, gain on disposal of property, plant and equipment, net, subsidiary, and other product-related charges. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income (loss), and Adjusted diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income (loss) attributable to Fresh Del Monte Produce Inc. excluding interest expense, interest income, provision (benefit) for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items, including asset impairment and other charges (credits), net, gain on disposal of property, subsidiary and other product-related charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.
Adjusted gross profit, Adjusted operating income, Adjusted FDP net income (loss), and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	December 29, 2023				December 30, 2022
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$62.5	$(113.4)	$(106.4)	$(2.22)	$81.7	$31.2	$18.3	$0.38
Adjustments:
Other product-related (credits) charges (1)	(6.3)	(6.3)	(6.3)	(0.13)	—	—	—	—
Asset impairment and other charges (credits), net (2)	—	133.8	133.8	2.79	—	3.3	3.3	0.07
(Gain) on disposal of property, plant and equipment, net (3)	—	(2.1)	(2.1)	(0.04)	—	(0.3)	(0.3)	—
Other adjustments (4)	—	—	—	—	—	—	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	(7.2)	(0.15)	—	—	—	—
As adjusted	$56.2	$12.0	$11.8	$0.25	$81.7	$34.2	$21.5	$0.45

	Year ended
	December 29, 2023				December 30, 2022
	Gross profit	Operating income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$350.7	$58.5	$(11.4)	$(0.24)	$340.2	$156.3	$98.6	$2.06
Adjustments:
Other product-related (credits) charges (1)	3.8	3.8	3.8	0.08	—	—	—	—
Asset impairment and other charges (credits), net (2)	—	143.4	143.4	2.99	—	(4.8)	(4.8)	(0.10)
(Gain) on disposal of property, plant and equipment, net (3)	—	(40.4)	(40.4)	(0.84)	—	(2.3)	(2.3)	(0.05)
Other adjustments (4)	—	—	7.6	0.16	—	—	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	(1.3)	(0.03)	—	—	2.6	0.06
As adjusted	$354.5	$165.3	$101.7	$2.12	$340.2	$149.2	$94.3	$1.97

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 29, 2023			December 30, 2022
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$22.0	$37.6	$2.9	$34.1	$38.1	$9.5
Adjustments:
Other product-related (credits) charges (1)	(6.3)	—	—	—	—	—
Adjusted gross profit	$15.7	$37.6	$2.9	$34.1	$38.1	$9.5

Net Sales	$582.8	$379.6	$46.2	$576.9	$403.8	$59.3
Gross margin(a)	3.8%	9.9%	6.3%	5.9%	9.4%	16.0%
Adjusted gross margin(b)	2.7%	9.9%	6.3%	5.9%	9.4%	16.0%

	Year ended
	December 29, 2023			December 30, 2022
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$167.3	$163.3	$20.1	$183.0	$120.7	$36.5
Adjustments:
Other product-related charges (1)	3.7	0.1	—	—	—	—
Adjusted gross profit	$171.0	$163.4	$20.1	$183.0	$120.7	$36.5

Net Sales	$2,477.8	$1,638.2	$204.7	$2,581.8	$1,619.8	$240.7
Gross margin(a)	6.8%	10.0%	9.8%	7.1%	7.5%	15.2%
Adjusted gross margin(b)	6.9%	10.0%	9.8%	7.1%	7.5%	15.2%

(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted gross profit as a percentage of net sales.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Year ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(106.4)	$18.3	$(11.4)	$98.6
Interest expense, net	3.4	6.6	22.7	23.7
Income tax (benefit) provision	(6.8)	6.1	18.1	20.1
Depreciation & amortization	19.9	22.3	84.8	92.5
Share-based compensation expense	2.3	2.0	9.9	6.9
EBITDA	$(87.6)	$55.3	$124.1	$241.8

Adjustments:
Other product-related (credits) charges (1)	(6.3)	—	3.8	—
Asset impairment and other charges (credits), net (2)	133.8	3.3	143.4	(4.8)
(Gain) on disposal of property, plant and equipment, net (3)	(2.1)	(0.3)	(40.4)	(2.3)
Other adjustments (4)	—	0.2	7.6	0.2
Adjusted EBITDA	$37.8	$58.5	$238.5	$234.9

Net sales	$1,008.6	$1,040.0	$4,320.7	$4,442.3

Net income margin(a)	(10.5)%	1.8%	(0.3)%	2.2%
(a) Calculated as Net (loss) income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
EBITDA margin(b)	(8.7)%	5.3%	2.9%	5.4%
(b) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin(c)	3.7%	5.6%	5.5%	5.3%
(c) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related (credits) charges for the quarter ended December 29, 2023, primarily consisted of $(6.9) million of insurance recoveries and recovery of inventory written-off due to severe flooding caused by heavy rainstorms in Greece during the third quarter of 2023, partially offset by inventory write-offs of $0.6 million as a result of reroutes of shipments impacted by conflict in the Red Sea. Other product-related (credits) charges for the year ended December 29, 2023, also included inventory write-off and clean-up costs of $8.4 million due to Greece flooding and $1.8 million of inventory write-offs primarily related to the sale of two distribution centers in Saudi Arabia.

(2)Asset impairment and other charges (credits), net for the quarter ended December 29, 2023, primarily consisted of impairment charges of $109.6 million related to customer list and trade name intangible assets and building, land, and land improvements assets in North America, a $21.6 million impairment charge related to goodwill in our prepared foods reporting unit and $2.6 million of impairment charges related to low-yielding non-tropical fruit farms in Chile. Asset impairment and other charges (credits), net for the year ended December 29, 2023, also consisted of $3.7 million of impairment charges related to low-yielding banana farms in the Philippines, $1.8 million of impairment charges due to low productivity grape vines in South America, $1.3 million of expenses, net of insurance reimbursements, incurred in connection with a cybersecurity incident which occurred during early 2023 and $1.1 million of impairment charges related to idle land in South America. The cybersecurity incident temporarily impacted certain of the Company's operational and information technology systems and resulted in incremental costs primarily related to the engagement of specialized legal counsel and other incident response advisors. The Company's critical operational data and business systems were promptly recovered and accordingly, the incident did not have a material impact on the Company's financial results for the year ended December 29, 2023. Asset impairment and other charges (credits), net for the quarter ended December 30, 2022, primarily related to a $2.7 million impairment of banana-related fixed assets in the Philippines due to flooding as a result of heavy rainfall. Asset impairment and other charges (credits), net for the year ended December 30, 2022, also included a $(9.9) million adjustment to the Company's environmental liability related to the Kunia Well Site partially offset by severance expenses in connection with the departure of the Company's former President and Chief Operating Officer.

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Fresh Del Monte Produce Inc.

(3)Gain on disposal of property, plant and equipment, net for the quarter ended December 29, 2023, mainly related to the sale of a carrier vessel. For the year ended December 29, 2023, gain on disposal of property, plant and equipment, net also included a $20.5 million gain on the sale of two distribution centers and related assets in Saudi Arabia, a $7.0 million gain on the sale of an idle facility in North America, a $3.8 million gain on the sale of the Company's plastics business subsidiary in South America, a $2.4 million gain on the sale of an additional carrier vessel and gains on the sales of land assets in South and Central America. Gain on disposal of property, plant and equipment, net for the quarter ended December 30, 2022, mainly related to the sale of vehicles in the Middle East. For the year ended December 30, 2022, gain on disposal of property, plant and equipment, net also included a $1.4 million gain on the sale of vacant land in Mexico.

(4)Other adjustments for the quarters and years ended December 29, 2023 and December 30, 2022, primarily related to portions of the gain on disposal of property, plant, and equipment, net which were attributable to a minority interest partner, reflected in net (loss) income attributable to redeemable and noncontrolling interests.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such adjustments were incurred, except for those items which are non-taxable for which the tax provision was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the fourth quarter and full fiscal year 2023 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the Mann™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2023, for the second consecutive year, Fresh Del Monte Produce was ranked as one of "America's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

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Fresh Del Monte Produce Inc.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may,” “will,” “outlook,” “plan” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including the Company’s (a) intent to focus on continuous innovation, commercializing its assets through strategic partnerships, investing in organic growth, increasing the mix of high margin products and working toward a circular economy; (b) ability to return value to its shareholders; (c) ability to control costs in 2024; (d) plans to expand its pineapple program and expected benefits of expansion; (e) expected growth opportunities, including biofertilizers; (f) expectations for 2024 regarding capital expenditures, product margins, volumes and sales prices in its banana segment, and ocean freight costs; and (g) free cash flow projections. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) ongoing elevated commodity and supply chain costs, including costs of raw materials, packaging materials, labor, energy, fuel and transportation, (ii) the Company’s ability to successfully execute on its strategic growth plans, including the use of AI and other technology to effectively manage costs and pricing, (iii) the impact of foreign currency fluctuations, including the effectiveness of our hedging activities, (iv) the impact of asset impairment or other charges, including those associated with exit activities, crop or facility damage or otherwise, (v) the impact of ongoing conflict in the Middle East on supply chain logistics and other disruptions in the Company's supply chain, (vi) trends and other factors affecting consumer preferences or consumer, (vii) factors outside the Company’s control that impact its and other growers’ crop quality and yields, such as crop disease, severe weather conditions, disruptions or issues that impact its production facilities or complex logistics network, and the availability of sufficient labor during peak growing and harvesting seasons, (viii) competitive pressures and the Company’s ability to realize the full benefits of the inflation driven price increases implemented, (ix) the timing and cost of resolving any product liability claims, regulatory and legal actions, product recalls, or other legal or environmental proceedings or investigations relating to our business, (x) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xii) damage to our reputation or brand names or negative publicity about our products, and (xiii) the Company’s ability to successfully manage the risks associated with international operations. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Monica Vicente
Senior Vice President, Chief Financial Officer
305-520-8433
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